                                                                    EXHIBIT 12.1

                            MICRON ELECTRONICS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN THOUSANDS EXCEPT RATIO AMOUNTS)

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
                                            FISCAL YEAR ENDED
                               -----------------------------------------------
                               SEPT. 3, SEPT. 2,  SEPT. 1,  AUG. 31,  AUG. 29,
                                 1992     1993      1994      1995      1996
                               -------- --------  --------  --------  --------
Income before income taxes....  $3,435  $21,594   $60,397   $108,476  $79,637
Adjustments to income before
 income taxes:
  Interest expense............     647      548       430        426      176
                                ------  -------   -------   --------  -------
Adjusted income before income
 taxes........................  $4,082  $22,142   $60,827   $108,902  $79,813
                                ======  =======   =======   ========  =======
Fixed charges:
  Interest expense............  $  647  $   548   $   430   $    426  $   176
  Adjustments to interest
   expense:
    Capitalized interest......     --        12        34        119      326
                                ------  -------   -------   --------  -------
  Adjusted interest expense...  $  647  $   560   $   464   $    545  $   502
                                ======  =======   =======   ========  =======
Ratio of earnings to fixed
 charges......................     6.3x    39.5x    131.1x     199.8x   159.0x
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